EXHIBIT 99.1
Greif, Inc. Reports Third Quarter 2010 Results
•	Net sales were $921.3 million in the third quarter of 2010 compared to $717.6 million in the third quarter of 2009. The 28 percent increase was due to higher sales volumes (23 percent or 10 percent excluding acquisitions) and higher selling prices (5 percent) due to the pass-through of higher input costs.
•	Net income before special items, as defined below, was $78.6 million ($1.34 per diluted Class A share) in the third quarter of 2010 compared to $47.0 million ($0.80 per diluted Class A share) in the third quarter of 2009. GAAP net income was $66.0 million ($1.12 per diluted Class A share) in the third quarter of 2010 and $37.8 million ($0.65 per diluted Class A share) in the third quarter of 2009.
DELAWARE, Ohio (Sept. 1, 2010) — Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its fiscal third quarter, which ended July 31, 2010.
Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with our strong third quarter results, which were driven by improved sales volumes across all our businesses and geographic regions compared to the same quarter last year. Operating profit margin increased by more than 1 percentage point due to higher sales volumes, cost controls and productivity improvements. In addition, the quarterly results benefited from permanent cost savings that were achieved during fiscal 2009 and further savings realized this year.”
Gasser continued, “During the past 12 months, we completed several acquisitions, closed a number of facilities and established a new business segment — Flexible Products & Services — as part of our growth strategy and ongoing portfolio management. As we focus on closing the remaining targets in our pipeline, we are increasing our emphasis on implementing integration plans to achieve the desired synergies and financial results.”
Special Items and GAAP to Non-GAAP Reconciliations
Special items are as follows: (i) for the third quarter of 2010, restructuring charges of $9.8 million ($8.0 million net of tax), restructuring-related inventory charges of $0.1 million ($0.1 million net of tax) and acquisition-related costs of $5.5 million ($4.5 million net of tax); and (ii) for the third quarter of 2009, restructuring charges of $10.3 million ($8.5 million net of tax) and restructuring-related inventory charges of $0.8 million ($0.7 million net of tax). A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results
Net sales were $921.3 million in the third quarter of 2010 compared to $717.6 million in the third quarter of 2009. The 28 percent increase was due to higher sales volumes (23 percent or 10 percent excluding acquisitions) and higher selling prices (5 percent) due to the pass-through of higher input costs. The $203.7 million increase was attributable to Rigid Industrial Packaging & Services ($87.5 million increase), Paper Packaging ($57.8 million increase), Flexible Products & Services ($57.7 million increase) and Land Management ($0.7 million increase).
Selling, general and administrative (SG&A) expenses increased to $90.4 million in the third quarter of 2010 from $67.4 million for the same period last year. This increase was primarily due to the inclusion of approximately $9 million of SG&A expenses from companies acquired during the preceding 12 months and $5.5 million of acquisition-related costs recognized in accordance with ASC 280, “Business Combinations.” Higher employment-related costs in 2010 as compared to 2009, when normal increases and certain benefits were curtailed, also contributed to the increase.
Operating profit before special items increased to $111.1 million for the third quarter of 2010 from $78.1 million for the third quarter of 2009. The $33.0 million increase was due to Paper Packaging ($18.9 million increase), Rigid Industrial Packaging & Services ($11.9 million increase) and Flexible Products & Services ($4.0 million increase), partially offset by Land Management ($1.8 million decrease). GAAP operating profit was $95.7 million and $67.0 million in the third quarter of 2010 and 2009, respectively.
Net income before special items increased to $78.6 million for the third quarter of 2010 from $47.0 million for the third quarter of 2009. Diluted earnings per share before special items were $1.34 compared to $0.80 per Class A share and $2.02 compared to $1.21 per Class B share for the third quarter of 2010 and 2009, respectively. The Company had GAAP net income of $66.0 million, or $1.12 per diluted Class A share and $1.70 per diluted Class B share, in the third quarter of 2010 compared to $37.8 million, or $0.65 per diluted Class A share and $0.98 per diluted Class B share, in the third quarter of 2009.
Business Group Results
Rigid Industrial Packaging & Services net sales were $681.7 million in the third quarter of 2010 compared to $594.2 million in the third quarter of 2009. The 15 percent increase in net sales was due to higher sales volumes (11 percent or 6 percent excluding acquisitions) and higher selling prices (5 percent) due to the pass-through of higher input costs, partially offset by foreign currency translation (1 percent). Operating profit before special items increased to $79.4 million in the third quarter of 2010 from $67.5 million in the third quarter of 2009. The $11.9 million increase was primarily due to higher sales volumes, slight margin expansion, disciplined execution of the Greif Business System and further benefits from the permanent cost savings achieved during fiscal 2009. GAAP operating profit was $71.5 million and $56.7 million in the third quarter of 2010 and 2009, respectively.
Flexible Products & Services net sales were $66.9 million in the third quarter of 2010 compared to $9.2 million in the third quarter of 2009. The increase was primarily due to the acquisition of Storsack Holding GmbH and its subsidiaries (Storsack) during the second quarter of 2010. Both periods include the Company’s multiwall bag operations, which were previously included in the Paper Packaging segment and reclassified to conform to the current year’s presentation. Operating profit before special items increased to $5.8 million in the third quarter of 2010, primarily as a result of the Storsack acquisition, from $1.8 million in the third quarter of 2009 attributable to the multiwall bag operations. GAAP operating profit was $2.8 million and $1.8 million in the third quarter of 2010 and 2009, respectively.
Paper Packaging net sales were $168.8 million in the third quarter of 2010 compared to $111.0 million in the third quarter of 2009. The 52 percent increase in net sales was due to higher sales volumes (40 percent or 25 percent excluding acquisitions) and higher selling prices (12 percent). For the third quarter of 2010, the Company benefited from the $50 per ton containerboard price increase initiated in January 2010 and an additional $60 per ton containerboard price increase initiated in April 2010. Operating profit before special items increased to $23.4 million in the third quarter of 2010 from $4.5 million in the third quarter of 2009 primarily due to higher sales volumes, improved selling prices and disciplined execution of the Greif Business System. GAAP operating profit was $18.9 million and $4.2 million in the third quarter of 2010 and 2009, respectively.

Land Management net sales were $3.9 million and $3.2 million in the third quarter of 2010 and 2009, respectively. GAAP operating profit and operating profit before special items was $2.5 million in the third quarter of 2010 compared to $4.3 million in the third quarter of 2009. Included in these amounts were profits from the sale of special use properties (surplus, higher and better use, and development properties) of $1.3 million and $3.9 million in the third quarter of 2010 and 2009, respectively.
Other Cash Flow Information
In the third quarter of 2010, strong operating cash flows were principally applied to cash payments related to acquisitions, capital expenditures and quarterly dividends.
Capital expenditures were $36.5 million, excluding timberland purchases of $2.9 million, for the third quarter of 2010 compared with capital expenditures of $27.9 million for the third quarter of 2009. Capital expenditures are expected to be approximately $130 million for fiscal 2010.
On Aug. 31, 2010, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.63 per share of Class B Common Stock These dividends are payable on Oct. 1, 2010 to stockholders of record at close of business on Sept. 20, 2010.
Greif Business System (GBS) and Accelerated Initiatives
During fiscal 2009, the Company realized more than $150 million of annual cost savings from the implementation of specific plans to address the adverse impact to its businesses resulting from the sharp decline of the global economy, which began at the end of fiscal 2008. These plans included accelerated GBS initiatives, contingency actions and active portfolio management. The Company expects to retain in fiscal 2010 more than $120 million of cost savings from those actions.
The Company further expects to realize an additional $30 million, net, of GBS savings during fiscal 2010.
Company Outlook
For the fourth quarter of 2010, the Company anticipates sequential improvement in sales volumes despite some moderation in the growth trajectory, additional productivity improvements from the Greif Business System, contributions from acquisitions and full realization of the permanent cost reductions implemented in 2009. Further, asset gains are expected to be significantly lower in the fourth quarter of 2010 as compared to the same period last year. The Company believes that global economic uncertainties and currency fluctuations will remain challenges.
Based on the foregoing, the Company raises its annual earnings guidance before special items to $4.15 to $4.35 per Class A share for fiscal 2010 from previous earnings guidance of $4.05 to $4.30.
Conference Call
The Company will host a conference call to discuss the third quarter of 2010 results on Sept. 2, 2010, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif
Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, flexible and corrugated containers and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 50 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.
Forward-Looking Statements
All statements, other than statements of historical facts, included in this news release, including without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue”, “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the Company’s management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the Company’s business, (ii) the Company’s business has been sensitive to changes in general economic or business conditions, (iii) the Company’s operations are subject to currency exchange and political risks, (iv) the Company operates in highly competitive industries, (v) the Company’s business is sensitive to changes in industry demands, (vi) the continuing consolidation of the Company’s customer base may intensify pricing pressure, (vii) raw material and energy price fluctuations and shortages may adversely impact the Company’s manufacturing operations and costs, (viii) tax legislation initiatives or challenges to the Company’s tax positions may adversely impact the Company’s financial results or condition, (ix) the Company may encounter difficulties arising from its acquisitions, (x) environmental and health and safety matters and product liability claims may adversely impact the Company’s operations or financial performance, (xi) the Company’s business may be adversely impacted by work stoppages and other labor relations, (xii) the Company may be subject to losses that might not be covered in whole or in part by existing insurance reserves and insurance coverage, (xiii) the volatility in the frequency and volume of the Company’s timber and timberland sales impacts the Company’s financial performance, and (xiv) the Company’s restructuring efforts may not realize the expected benefits. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the Company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the Company’s Form 10-K for the year ended Oct. 31, 2009 and the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars and shares in millions, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2010	2009	2010	2009
		(As Adjusted)(1)		(As Adjusted)(1)
Net sales	$921.3	$717.6	$2,467.6	$2,031.7
Cost of products sold	730.3	578.2	1,970.3	1,700.6

Gross profit	191.0	139.4	497.3	331.1

Selling, general and administrative expenses(2)	90.4	67.4	264.5	191.5
Restructuring charges	9.8	10.3	20.6	57.7
Asset gains, net	4.9	5.3	6.9	9.8

Operating profit	95.7	67.0	219.1	91.7

Interest expense, net	16.0	12.1	47.6	37.7
Debt extinguishment charges	—	—	—	0.8
Other expense, net	0.7	4.2	4.4	4.1

Income before income tax expense and equity earnings (loss) of unconsolidated affiliates, net of tax	79.0	50.7	167.1	49.1

Income tax expense	14.4	11.5	31.6	9.6
Equity earnings (loss) of unconsolidated affiliates, net of tax	3.2	0.4	3.3	(0.2)

Net income	67.8	39.6	138.8	39.3
Net income attributable to noncontrolling interests	1.8	1.8	5.4	2.2

Net income attributable to Greif, Inc.	$66.0	$37.8	$133.4	$37.1

Basic earnings per share:
Class A Common Stock	$1.13	$0.65	$2.29	$0.64
Class B Common Stock	$1.70	$0.98	$3.43	$0.96

Diluted earnings per share:
Class A Common Stock	$1.12	$0.65	$2.28	$0.64
Class B Common Stock	$1.70	$0.98	$3.43	$0.96

Earnings per share were calculated using the following number of shares:
Class A Common Stock	24.7	24.4	24.6	24.3
Class B Common Stock	22.4	22.5	22.5	22.5

Class A Common Stock	25.0	24.8	24.9	24.6
Class B Common Stock	22.4	22.5	22.5	22.5

(1)	In the first quarter of 2010, the Company changed from using a combination of FIFO and LIFO inventory accounting methods to the FIFO method for all of its businesses. Financial information in any tables included herein has been adjusted for presentation under the FIFO accounting method.

(2)	In the first quarter of 2010, the Company adopted SFAS No. 141(R) (codified under ASC 805), which requires it to expense certain acquisition costs in the period incurred rather than capitalized as part of the purchase price of the acquisition. In accordance with this new guidance, there were $5.5 million and $20.1 million (including $6.1 million for acquisition costs incurred prior to November 1, 2009 that were previously accumulated to the balance sheet for acquisitions not consummated as of October 31, 2009) of acquisition-related costs recognized in the three months and nine months ended July 31, 2010, respectively, in SG&A expenses.

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(Dollars in millions, except per share amounts)

	Three months ended July 31, 2010			Three months ended July 31, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
				(As Adjusted)	(As Adjusted)	(As Adjusted)
GAAP — operating profit	$95.7			$67.0
Restructuring charges	9.8			10.3
Restructuring-related inventory charges	0.1			0.8
Acquisition-related costs	5.5			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-relates costs	$111.1			$78.1

GAAP — net income	$66.0	$1.12	$1.70	$37.8	$0.65	$0.98

Restructuring charges, net of tax	8.0	0.14	0.20	8.5	0.14	0.21
Restructuring-related inventory charges, net of tax	0.1	—	—	0.7	0.01	0.02
Acquisition-related costs, net of tax	4.5	0.08	0.12	—	—	—

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$78.6	$1.34	$2.02	$47.0	$0.80	$1.21

	Nine months ended July 31, 2010			Nine months ended July 31, 2009
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
				(As Adjusted)	(As Adjusted)	(As Adjusted)
GAAP — operating profit	$219.1			$91.7
Restructuring charges	20.6			57.7
Restructuring-related inventory charges	0.1			10.1
Acquisition-related costs	20.1			—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$259.9			$159.5

GAAP — net income	$133.4	$2.28	$3.43	$37.1	$0.64	$0.96
Restructuring charges, net of tax	16.7	0.28	0.43	47.7	0.83	1.24
Restructuring-related inventory charges, net of tax	0.1	—	—	8.4	0.13	0.20
Acquisition-related costs, net of tax	16.3	0.28	0.42	—	—	—
Debt extinguishment charges, net of tax	—	—	—	0.6	0.01	0.02

Non-GAAP — net income before restructuring charges, restructuring-related inventory charges, acquisition-related costs and debt extinguishment charges	$166.5	$2.84	$4.28	$93.8	$1.61	$2.42

GREIF, INC. AND SUBSIDIARY COMPANIES
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Net sales
Rigid Industrial Packaging & Services	$681.7	$594.2	$1,883.0	$1,650.8
Flexible Products & Services	66.9	9.2	128.7	29.1
Paper Packaging	168.8	111.0	444.5	339.5
Land Management	3.9	3.2	11.4	12.3

Total	$921.3	$717.6	$2,467.6	$2,031.7

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs
Rigid Industrial Packaging & Services	$79.4	$67.5	$206.8	$117.4
Flexible Products & Services	5.8	1.8	12.3	5.1
Paper Packaging	23.4	4.5	34.8	27.1
Land Management	2.5	4.3	6.0	9.9

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	111.1	78.1	259.9	159.5

Restructuring charges:
Rigid Industrial Packaging & Services	5.2	10.0	15.9	54.7
Flexible Products & Services	0.1	—	0.1	—
Paper Packaging	4.5	0.3	4.6	2.8
Land Management	—	—	—	0.2

Restructuring charges	9.8	10.3	20.6	57.7

Restructuring-related inventory charges:
Rigid Industrial Packaging & Services	0.1	0.8	0.1	10.1
Acquisition-related costs:
Rigid Industrial Packaging & Services	2.6	—	6.4	—
Flexible Products & Services	2.9	—	13.7	—

Acquisition-related costs	5.5	—	20.1	—

Total	$95.7	$67.0	$219.1	$91.7

Depreciation, depletion and amortization expense
Rigid Industrial Packaging & Services	$18.4	$18.1	$59.6	$53.1
Flexible Products & Services	0.9	0.4	1.9	0.8
Paper Packaging	7.8	5.8	21.6	18.8
Land Management	0.6	0.7	1.8	1.9

Total	$27.7	$25.0	$84.9	$74.6

Note:	Certain prior year amounts have been reclassified to conform to the current year presentation.

GREIF, INC. AND SUBSIDIARY COMPANIES
GEOGRAPHIC DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Net sales
North America	$465.3	$374.7	$1,247.1	$1,130.0
Europe, Middle East and Africa	313.7	233.5	826.7	608.2
Other	142.3	109.4	393.8	293.5

Total	$921.3	$717.6	$2,467.6	$2,031.7

Operating profit
Operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs:
North America	$59.9	$31.8	$127.5	$106.5
Europe, Middle East and Africa	39.1	35.6	102.5	49.0
Other	12.1	10.7	29.9	4.0

Operating profit before restructuring charges, restructuring-related inventory charges and acquisition related costs	111.1	78.1	259.9	159.5
Restructuring charges	9.8	10.3	20.6	57.7
Restructuring-related inventory charges	0.1	0.8	0.1	10.1
Acquisition-related costs	5.5	—	20.1	—

Total	$95.7	$67.0	$219.1	$91.7

GREIF, INC. AND SUBSIDIARY COMPANIES
GAAP TO NON-GAAP RECONCILIATION
SEGMENT DATA
UNAUDITED
(Dollars in millions)

	Three months ended		Nine months ended
	July 31,		July 31,
	2010	2009	2010	2009
		(As Adjusted)		(As Adjusted)
Rigid Industrial Packaging & Services
GAAP — operating profit	$71.5	$56.7	$184.4	$52.6
Restructuring charges	5.2	10.0	15.9	54.7
Restructuring-related inventory charges	0.1	0.8	0.1	10.1
Acquisition-related costs	2.6	—	6.4	—

Non-GAAP — operating profit before restructuring charges, restructuring-related inventory charges and acquisition-related costs	$79.4	$67.5	$206.8	$117.4

Flexible Products & Services
GAAP — operating profit (loss)	$2.8	$1.8	$(1.5)	$5.1
Restructuring charges	0.1	—	0.1	—
Acquisition-related costs	2.9	—	13.7	—

Non-GAAP — operating profit before restructuring charges and acquisition-related costs	$5.8	$1.8	$12.3	$5.1

Paper Packaging
GAAP — operating profit	$18.9	$4.2	$30.2	$24.3
Restructuring charges	4.5	0.3	4.6	2.8

Non-GAAP — operating profit before restructuring charges	$23.4	$4.5	$34.8	$27.1

Land Management
GAAP — operating profit	$2.5	$4.3	$6.0	$9.7
Restructuring charges	—	—	—	0.2

Non-GAAP — operating profit before restructuring charges	$2.5	$4.3	$6.0	$9.9

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(Dollars in millions)

	July 31, 2010	October 31, 2009
		(As Adjusted)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$84.2	$111.9
Trade accounts receivable	464.8	337.1
Inventories	353.0	238.8
Other current assets	176.7	157.3

	1,078.7	845.1

LONG-TERM ASSETS
Goodwill	661.1	592.1
Intangible assets	150.7	131.4
Assets held by special purpose entities	50.9	50.9
Other long-term assets	100.4	112.1

	963.1	886.5

PROPERTIES, PLANTS AND EQUIPMENT	1,175.5	1,092.3

	$3,217.3	$2,823.9

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$380.9	$335.8
Short-term borrowings	51.0	19.6
Current portion of long-term debt	20.0	17.5
Other current liabilities	228.4	189.2

	680.3	562.1

LONG-TERM LIABILITIES
Long-term debt	948.6	721.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	375.8	390.8

	1,367.7	1,155.2

SHAREHOLDERS’ EQUITY	1,169.3	1,106.6

	$3,217.3	$2,823.9